UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 14, 2016

EASTSIDE DISTILLING, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54959	20-3937596
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1805 SE Martin Luther King Jr Blvd.	97214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (971) 888-4264

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.

Amendment Agreement dated April 14, 2016 and 14% Secured Convertible Promissory Note due January 18, 2017

On April 14, 2016, we entered into an Amendment Agreement with WWOD Holdings, LLC (“WWOD”) and MR Group I, LLC (“Investor”). The Amendment Agreement amends that certain securities purchase agreement on September 10, 2015 (the “Existing SPA”), with WWOD pursuant to which we issued and sold to WWOD a convertible promissory note, bearing interest at 14% per annum in the principal amount of $275,000 (the “Initial Note”).

The Amendment Agreement amended the Existing SPA to reflect an additional closing under the Existing SPA (as amended by the Amendment Agreement the “Amended SPA”) pursuant to which we issued and sold to Investor a convertible promissory note dated April 18, 2016, bearing interest at 14% per annum in the principal amount of $300,000 (the “Additional Note”, together with the Initial Note, the “Notes”). The Additional Note was issued on April 18, 2016 and has a maturity date of January 18, 2017 and an original issue discount of $100,000; provided, however, that in the event that we consummate the additional proposed $2 million financing with Investor for which we have executed a non-binding term sheet (the “Subsequent Placement”), $200,000 of aggregate principal of the Additional Note, together with any accrued, and unpaid, interest then outstanding under the Additional Note, shall be applied, on a dollar-for-dollar basis, to reduce the purchase price of the Investor in such Subsequent Placement and upon the closing of such Subsequent Placement and such application, the remainder of the Additional Note then outstanding shall be deemed cancelled for no additional consideration. Accordingly, we received gross proceeds from the Investor of $200,000. After paying $15,000 of the Investor’s expenses in connection with the Amended SPA (with payment of the remaining expenses deferred), we received net proceeds of $185,000, which is to be used for working capital and general corporate purposes. Concurrent with the SPA, WWOD contributed the Initial Note to Investor. Following issuance of the Additional Note, the aggregate principal amount of Notes issued under the Amended SPA is $575,000, both of which are now held by the Investor. In connection with the issuance of the Additional Note, we entered into an Amended and Restated Security and Pledge Agreement dated April 18, 2016 pursuant to which the Notes are secured by all of our assets.

We have agreed to repay the Additional Note in six installments (“Amortization Payments”) at set forth in the Amortization Schedule attached to the Note beginning 30th day after issuance and each 30-days thereafter. However, failure to make any Amortization Payment will not be deemed an event of default under the Additional Note. In addition, the Additional Note can be prepaid at any time until the date immediately preceding the Maturity Date. The Additional Note is convertible into common stock at a conversion price is equal to the lesser of (i) the Fixed Conversion Price (currently $0.40) or (ii) 65% of the lowest trading price of our common stock during the 5-trading days prior to conversion.

The Additional Note contains certain covenants and restrictions including, restrictions on the Company’s ability to not incur indebtedness, permit liens, pay dividends or dispose of certain assets. Events of default under the note include, among others, failure to pay principal or interest on the note or comply with certain covenants under the note.

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The foregoing descriptions of the Additional Note, the Amendment Agreement and the Amended and Restated Security Agreement are summaries, and are qualified in their entirety by reference to such documents, which are attached hereto as Exhibit 4.1, Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended and/or Rule 506 of Regulation D promulgated thereunder.

Item 3.03. Material Modification to Rights of Security Holders.

See Item 1.01 above.  The Notes referred to in Item 1.01 above prohibit the payment of cash dividends or distributions on any of our equity securities so long as the Notes are outstanding without the prior written consent of all holders of the Note.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit
Number	Description

4.1	Secured Convertible Promissory Note
10.1	Amendment Agreement
10.2	Amended and Restated Security and Pledge Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTSIDE DISTILLING, INC.

(Registrant)

Date: April 18, 2016	By:	/s/ Steven Earles.
Steven Earles
President and Chief Executive Officer

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